Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	Rex Clevenger;
Senior Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2005 FOURTH QUARTER AND FULL YEAR RESULTS

Edina, Minn.--(BUSINESS WIRE)— March 27, 2006 - Universal Hospital Services, Inc., a leader in medical equipment lifecycle services, today announced financial results for the quarter and twelve months ended December 31, 2005.

Total revenues were $53.9 million for the fourth quarter of 2005, representing a $2.2 million or 4% increase from total revenues of $51.7 million for the same period of 2004. For the year, revenues increased by 8% to $215.9 million.

Net income for the quarter was $28,000, compared to a net loss of $3.3 million for the same quarter last year. For the year, the company reported a net loss of $1.6 million versus a net loss of $3.6 million for the same period of 2004.

Fourth quarter EBITDA before management/board fees and SOX compliance costs was $20.7 million, representing a $3.7 million or 22% increase from $17.0 million for the same period of 2004. EBITDA before management/board fees and SOX compliance costs for the year increased $7.0 million, or 10% to $76.4 million from $69.4 million in 2004. The 2005 quarterly and yearly results included a $1.2 million increase related to capitalizing our truck and box van fleet.

“Our fourth quarter results were very positive and extended our trend of outperforming the market fundamentals, which saw continued medical equipment recalls and weak hospital census," said Gary Blackford, President and CEO. “We remain on track to build the premier Equipment Lifecycle Services company in the industry.”

UHS will hold its quarterly conference call to discuss 2005 fourth quarter results on Tuesday, March 28, 2006, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time).

To participate, call (888) 882-0115 and advise the operator you would like to participate in the UHS Fourth Quarter Call with Gary Blackford. A taped replay of this call will be available from 1:00 p.m. Eastern Time on March 28 through 1:00 a.m. Eastern Time on April 4 by calling (800) 633-8284; enter reservation #21286514.

The audio-only portion of this call is being webcast by CCBN and can be accessed at the Universal Hospital Services, Inc. web site at www.uhs.com. Click on "Financials" and then on "Webcasts". The webcast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company's website in the “Financials” section.

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.
7700 France Avenue South, Suite 275
Edina, MN 55435
952-893-3200
www.uhs.com

* * * * * * * * * * *
* EBITDA Reconciliation. EBITDA (before management/board fees, financing and reorganization costs, and costs related to Sarbanes Oxley compliance) and EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and is not representative of funds available for discretionary use due to the Company’s financing obligations. EBITDA, as defined by the Company, may not be calculated consistently among other companies applying similar reporting measures. EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of the Company’s debt covenant calculations, and EBITDA before management and board fees is included because the company’s financial guidance and certain compensation plans are based upon this measure. Management believes that EBITDA provides an important perspective on the Company’s ability to service its long-term obligations, the Company’s ability to fund continuing growth, and the Company’s ability to continue as a going concern. A reconciliation of operating cash flows to EBITDA (before management/board fees, financing and reorganization costs, and costs related to Sarbanes Oxley compliance) and EBITDA is included on the attached Statements of Cash Flows.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; and additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10K for the year ended December 31, 2004, and the quarterly report on Form 10Q for the quarter ended September 30, 2005, filed with the Securities and Exchange Commission.

UHS 4th Quarter 2005
27-Mar-06

Universal Hospital Services, Inc.
Statements of Income
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Medical equipment outsourcing	$42,044	$39,553	$167,687	$156,490
Technical and professional services	7,254	7,356	29,654	25,491
Medical equipment sales & remarketing	4,573	4,797	18,563	17,619
Total revenues	53,871	51,706	215,904	199,600

Cost of Sales
Cost of medical equipment outsourcing	12,621	12,425	52,499	47,178
Cost of technical and professional services	5,053	4,644	21,878	17,295
Cost of medical equipment sales & remarketing	3,589	3,523	14,706	13,307
Movable medical equipment depreciation	9,914	9,094	37,966	36,003
Total costs of revenue	31,177	29,686	127,049	113,783
Gross margin	22,694	22,020	88,855	85,817
Selling, general and administrative	14,469	16,361	58,455	57,713
Operating income	8,225	5,659	30,400	28,104
Interest expense	7,985	8,026	31,127	30,508
Income (loss) before income taxes	240	(2,367)	(727)	(2,404)
Provision for income taxes	212	963	842	1,188
Net income (loss)	$28	$(3,330)	$(1,569)	$(3,592)
Additional information
EBITDA	$20,484	$16,622	$74,984	$68,459
EBITDA as a percentage of total revenues	38.0%	32.1%	34.7%	34.3%
Movable medical equipment (approximate number of units at end of period)	161,000	150,000	161,000	150,000
Offices (at end of period)	75	75	75	75
Number of total outsourcing customers (at end of period)	6,300	6,250	6,300	6,250
Movable medical equipment depreciation expense	9,914	9,094	37,966	36,003
Non-movable medical equipment depreciation and amortization	$2,779	$2,344	$8,361	$6,094

UHS 4th Quarter 2005
27-Mar-06

UNIVERSAL HOSPITAL SERVICES, INC.
BALANCE SHEETS
(dollars in thousands except share and per share information)
(unaudited)

ASSETS
	December 31,	December 31,
	2005	2004
	(unaudited)
Current assets:

Accounts receivable, less allowance for doubtful accounts of $1,350
at December 31, 2005 and $1,500 at December 31, 2004, respectively	41,865	40,644
Inventories	5,117	5,229
Deferred income taxes	4,112	2,449
Other current assets	2,374	3,458
Total current assets	53,468	51,780

Property and equipment, net:

Movable medical equipment, net	126,775	125,987
Property and office equipment, net	12,695	10,042
Total property and equipment, net	139,470	136,029

Intangible assets:

Goodwill	37,062	37,062
Other, primarily deferred financing costs, net	9,434	10,471
Other intangibles, net	9,751	11,065
Total assets	$249,185	$246,407

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:

Current portion of long-term debt	$1,084	$328
Accounts payable	14,393	13,406
Accrued compensation	8,895	9,276
Accrued interest	4,481	4,615
Other accrued expenses	3,840	2,594
Book overdrafts	2,480	4,691
Total current liabilities	35,173	34,910

Long-term debt, less current portion	299,396	296,974
Pension liability	5,249	3,644
Deferred income taxes	6,166	3,937

Shareholders' deficiency:

Common stock, $0.01 par value; 500,000,000 shares authorized,
123,438,105.21 and 123,430,612.96 shares issued and outstanding at
December 31, 2005 and December 31, 2004, respectively	1,234	1,234
Additional paid-in capital	820	760
Accumulated deficit	(93,579)	(92,010)
Deferred compensation	(94)	(62)
Accumulated other comprehensive loss	(5,180)	(2,980)
Total shareholders' deficiency	(96,799)	(93,058)
Total liabilities and shareholders' deficiency	$249,185	$246,407

UHS 4th Quarter 2005
27-Mar-06

Universal Hospital Services, Inc.
Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2005	2004
Cash flows from operating activities:	(unaudited)
Net loss	$(1,569)	$(3,592)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Depreciation	42,804	39,217
Amortization of intangibles and deferred financing costs	3,523	2,880
Provision for doubtful accounts	927	984
Provision for inventory obsolescence	677	509
Non-cash stock-based compensation expense	20	-
Gain on sales/disposal of equipment	(659)	(892)
Deferred income taxes	567	1,103
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	(1,999)	(5,416)
Inventories and other operating assets	520	(2,862)
Accounts payable and accrued expenses	(848)	6,035
Net cash provided by operating activities	43,963	37,966

Cash flows from investing activities:
Movable medical equipment purchases	(38,096)	(47,118)
Property and office equipment purchases	(4,022)	(6,102)
Proceeds from disposition of movable medical equipment	2,602	3,174
Acquisitions	(1,115)	(15,104)
Net cash used in investing activities	(40,631)	(65,150)

Cash flows from financing activities:
Proceeds under revolving credit facility agreements	98,557	113,041
Payments under revolving credit facility agreements	(97,741)	(86,866)
Payments under capital lease obligations	(1,089)	-
Payment of deferred financing cost	(856)	(453)
Proceeds from issuance of common stock, net of issuance costs	8	705
Repurchase of common stock	-	(44)
Change in book overdraft	(2,211)	801
Net cash (used in) provided by financing activities	(3,332)	27,184

Net change in cash and cash equivalents	$-	$-

Cash and cash equivalents at the beginning of period	$-	$-
Cash and cash equivalents at the end of period	$-	$-

Supplemental cash flow information:
Interest paid	$29,355	$29,812
Movable medical equipment purchases in accounts payable	$5,788	$3,808
Income taxes paid (received)	$85	$(98)

Additional information

Net cash provided by operating activities	$43,963	$37,966
Changes in operating assets and liabilities	2,326	2,245
Other non-cash expenses	(3,274)	(3,448)
Income tax expense	842	1,188
Interest expense	31,127	30,508

EBITDA	$74,984	$68,459

UHS 4th Quarter 2005
27-Mar-06

	Percent of Total Revenues				Percent Increase (Decrease)
						Twelve Months 2005
	Three Months Ended December 31,		Twelve Months Ended December 31,		Qtr 4 2005	Over Twelve
	2005	2004	2005	2004	Over Qtr 4 2004	Months 2004

Medical equipment outsourcing	78.0%	76.5%	77.7%	78.4%	6.3%	7.2%
Technical and professional services	13.5	14.2	13.7	12.8	(1.4)	16.3
Medical equipemnt sales & remarketing	8.5	9.3	8.6	8.8	(4.7)	5.4
Total revenues	100.0	100.0	100.0	100.0	4.2	8.2

Cost of Sales
Cost of medical equipment outsourcing	23.4	24.0	24.3	23.6	1.6	11.3
Cost of technical and professional services	9.4	9.0	10.1	8.7	8.8	26.5
Cost of medical equipment sales & remarketing	6.7	6.8	6.8	6.7	1.9	10.5
Movable medical equipment depreciation	18.4	17.6	17.6	18.0	9.0	5.5
Total costs of medical equipment outsourcing, service and sales	57.9	57.4	58.8	57.0	5.0	11.7
Gross margin	42.1	42.6	41.2	43.0	3.1	3.5
Selling, general and administrative	26.9	31.7	27.1	28.9	(11.6)	1.3
Operating income	15.2	10.9	14.1	14.1	45.3	8.2
Interest expense	14.8	15.5	14.4	15.3	(0.5)	2.0
Income (loss) before income taxes	0.4	(4.6)	(0.3)	(1.2)	-	-
Provision for income taxes	0.4	1.9	0.4	0.6	-	-
Net income (loss)	0.0	(6.5)	(0.7)	(1.8)	-	-